EXHIBIT 23

CONSENT OF CAWLEY, GILLESPIE & ASSOCIATES INC.

[LETTERHEAD]

March 14, 2005

Permian Basin Royalty Trust
Bank of America, N.A., Trustee
901 Main Street, 17th Floor
Dallas, Texas 75202-3714

Gentlemen:

     Cawley, Gillespie & Associates, Inc. hereby consents to the use of the oil and gas reserve information in the Permian Basin Royalty Trust Securities and Exchange Commission Form 10-K for the year ending December 31, 2004 and in the Permian Basin Royalty Trust Annual Report for the year ending December 31, 2003, based on reserve reports dated February 25, 2005, prepared by Cawley, Gillespie & Associates, Inc.

Submitted,

CAWLEY, GILLESPIE & ASSOCIATES, INC.

By:	/s/ KENNETH J. MVELLER

Kenneth J. Mveller, Vice President